As filed with the Securities and Exchange Commission on October 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott M. Wilensky

Executive Vice President and General Counsel

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated file	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $2.50 per share	12,514,722	$65.35	$817,837,083	$—

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown, such additional number of shares of common stock as are required by the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on September 27, 2019 as reported on the Nasdaq Stock Exchange LLC.

(3)

In accordance with Rule 415(a)(6) under the Securities Act, this registration statement includes 12,514,722 shares of common stock, and the related filing fees of $20,821, that were previously registered, but were not sold, pursuant to Registration Statement No. 333-214019 (the “Prior Registration Statement”), filed on October 7, 2016. Pursuant to Rule 415(a)(6), no additional filing fee is required in connection with such 12,514,722 shares of common stock as no additional shares of common stock are being registered for the first time pursuant to this registration statement. In accordance with Rule 415(a)(6), the offering of securities registered under the Prior Registration Statement will be terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

Dividend Reinvestment and Stock Purchase Plan

Common Stock

($2.50 par value)

This prospectus describes our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides a convenient and economical way for our shareholders and other investors to purchase shares of our common stock and to reinvest cash dividends in additional shares of our common stock. You should read this prospectus carefully before you invest and retain it for future reference.

Participation in the Plan is entirely voluntary and you may discontinue your participation at any time. This Plan amends and restates our existing Dividend Reinvestment and Stock Purchase Plan. If you already participate in that plan, you will be automatically enrolled in this amended Plan unless you notify us otherwise.

•

If you are not already a shareholder, you may become a participant in the Plan by submitting an Account Authorization Form to the Plan Administrator, Equiniti Trust Company d/b/a EQ Shareowner Services, and making an initial cash investment in our common stock of at least $250 (which you may satisfy by authorizing a minimum of ten (10) consecutive automatic investments of at least $25) and up to a maximum of $25,000.

•

If you are a registered holder of our common stock and participate in the Plan, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of stock, or by making optional cash investments of at least $25 and up to a maximum of $25,000 per month.

•

If you are a beneficial owner of shares held by a broker or other custodial institution for your account, you may participate in the Plan if your broker has established procedures that permit its customers to participate in plans such as ours.

•	If you are a shareowner of record owning less than 50 shares, you pay no transaction fees to reinvest your dividends.

•

If you are a shareowner of record owning 50 shares or more, there is an investment fee for dividends reinvested (see “Investment Summary and Participation and Transaction Fees” for additional information).

The purchase price for shares of our common stock purchased directly from us for dividend reinvestments or optional cash investments will be the average of the high and low sale price per share of our common stock as reported on the Nasdaq Stock Exchange LLC on the last day on which our common stock was traded before the investment date. The purchase price for shares of our common stock purchased by the Plan Administrator on the open market will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants on the relevant investment date.

This prospectus relates to shares of our common stock registered for sale under the Plan. Our common stock is traded on the Nasdaq Stock Market LLC under the trading symbol “XEL.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2019

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

OUR COMPANY

Xcel Energy Inc. (“we”, “us,” “our,” and the “Company”) is a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which provides electric utility service to approximately 1.5 million customers in Minnesota, North Dakota and South Dakota and natural gas utility service to approximately 0.5 million customers in Minnesota and North Dakota; (ii) Northern States Power Company, a Wisconsin corporation, which provides electric utility service to approximately 0.3 million customers and natural gas utility service to approximately 0.1 million customers in northwestern Wisconsin and the western portion of the Upper Peninsula of Michigan; (iii) Public Service Company of Colorado, a Colorado corporation, which provides electric utility service to approximately 1.5 million customers and natural gas utility service to approximately 1.4 million customers in Colorado; and (iv) Southwestern Public Service Company, a New Mexico corporation, which provides electric utility service to approximately 0.4 million retail customers in Texas and New Mexico.

We were incorporated in 1909 under the laws of Minnesota. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500. Our web site is www.xcelenergy.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

RISK FACTORS

Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including the information in Item 1A., “Risk Factors,” in our most recent Annual Report on Form 10-K, as supplemented by the information in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K. The risks described in those reports are those that we consider to be the most significant to your decision whether to invest in shares of our common stock through the Plan. If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed. In addition, there are risks associated with participation in the Plan, as described below.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

You will not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains statements that are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or discuss expectations, beliefs, plans, strategies, objectives, assumptions, or future events or performance (often, but not always, through the use of words or phrases such as “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “potential,” “should,” “will,” “would,” and similar expressions) are forward-looking. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those contained or implied in the forward-looking statements. Accordingly, information regarding important risks, uncertainties, assumptions and other factors that could cause our future financial and operating performance to differ materially from that described in our forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2018, and subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” later in this prospectus for information on how to obtain a copy of our annual report and other reports. You should consider these risks, uncertainties, assumptions and other factors when considering any forward-looking statement, and should not unduly rely on any forward-looking statements.

It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events, except as required by law.

DESCRIPTION OF THE PLAN

Purpose

The primary purpose of the Plan is to provide our shareholders as well as new investors with a convenient and economical method of purchasing our common stock. Once enrolled in the Plan, you may reinvest cash dividends and, through optional cash payments, purchase additional shares of common stock from time to time or at regular intervals. Although we expect the Plan to appeal to many shareholders, it is entirely optional. A secondary purpose of the Plan is to enable us to raise additional capital by selling newly issued shares of our common stock under the Plan.

Advantages of Plan Participation

Participation in the Plan will enable you to:

•

Make an initial investment in shares of our common stock through the Plan if you are not already a shareholder, with an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) consecutive automatic investments of at least $25, and not more than $25,000.

•	Invest in additional shares of our common stock if you are already a holder of our common stock by making optional cash investments at any time of at least $25 and not more than $25,000 per month.

•	Choose to have cash dividends on some or all of your shares of our common stock held in the Plan automatically reinvested in shares of our common stock or choose to forego automatic reinvestment.

•	Continue to receive cash dividends on any shares of our common stock held in the Plan that you have not chosen to reinvest in additional shares of our common stock.

•	Make investments in additional shares of our common stock by automatic withdrawal.

•	Deposit all of your common stock certificates with the Plan Administrator for safekeeping, thereby reducing your risk of loss of physical certificates.

•

Have full investment of your funds under the Plan because the Plan permits your account to be credited with both whole and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

•	Sell or make gifts of shares of our common stock held in the Plan.

•	Receive notices of Plan transactions and periodic statements of Plan activity.

Administration

Plan Administrator. Equiniti Trust Company d/b/a EQ Shareowner Services (or a successor thereto) will serve as the Plan Administrator, and will purchase shares of our common stock for participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to Participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each participant in the Plan. EQ Shareowner Services also serves as transfer agent, registrar and dividend paying agent for our common stock.

Contacting the Plan Administrator. For inquiries and requests for service regarding the Plan, including optional cash investments, sales, transfers, deposits or withdrawals, or to provide notices to the Plan Administrator, you may contact the Plan Administrator as follows:

By telephone:

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. and 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week, using the EQ Shareowner Services automated voice response system.

1-877-778-6786 toll-free from the United States

1-651-450-4064 from outside the United States

In writing:	Please send your inquiry, request or notice to one of the following addresses:

	EQ Shareowner Services	Certified/Overnight Mail:
	P.O. Box 64856	EQ Shareowner Services
	St. Paul, MN 55164-0856	161 North Concord Exchange
South St. Paul, MN 55075-1139

Please be sure to include “Xcel Energy”, your Plan account number and your name and address in your letter.

On the Internet:	shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner: 1. Go to shareowneronline.com 2. Select Sign Up Now! 3. Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1. Go to shareowneronline.com

2. Under Invest in a Plan, select Direct Purchase Plan

3. Select Xcel Energy

4. Under New Investors, select Invest Now

5. Follow instructions on the Buy Shares

If you own shares in street name. If you currently own shares of Xcel Energy Inc. common stock that are held on your behalf by a bank or broker (in “street name”), you can instruct the bank or broker to transfer at least one share to a book-entry Direct Registration Shares (“DRS”) account registered in your name. Once the process is complete, you will receive a statement showing the deposit of shares to book-entry DRS. Upon receipt of the statement, you can enroll in the Plan as an existing registered shareowner.

Electronic Communications. In order to promote cost efficiency and to minimize the impact of paper on the environment, we actively encourage Plan participants to access their accounts electronically through the Plan

Administrator’s website, shareowneronline.com, and to enroll in eDelivery of account statements, tax documents and company communications. Online access to your Plan account will require a Username and password which you can establish on the Plan Administrator’s website, shareowneronline.com.

Notices to You. The Plan Administrator will send all notices and other communications to you at your last known address on file with the Plan Administrator. You should notify the Plan Administrator promptly, in writing, of any change in address.

Use of Broker. The Plan Administrator is authorized to choose a broker to effect open market purchases and sales of shares of our common stock for Plan participants. The broker will receive fees and commissions for effecting such transactions. From time to time we may change the amount of fees charged to Plan participants. The Plan Administrator will furnish you with the name of the broker upon written request from you.

Eligibility to Participate

You may participate in the Plan if you are:

•	a current shareholder of record of our common stock (shares are registered in your name with our transfer agent);

•	a new investor who is a person or legal entity residing in the United States; or

•

a new investor who is a citizen or resident of a country other than the United States, if there are no laws or governmental regulations that would prohibit you from participating in the Plan, or that would affect the terms of the Plan.

If you are a beneficial owner of shares of our common stock held by a broker or other custodial institution for your account, you may participate in the Plan only if your broker or custodian has established procedures that permit its customers to participate in plans such as the Plan, or if you become a shareholder of record of our stock. You can become a shareholder of record by transferring one or more of the shares of our stock from your brokerage or custodial account into your name, or by enrolling in the Plan as a new investor. We reserve the right to deny, modify, suspend or terminate participation by any person or entity.

Joining the Plan

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan. If you are currently a participant in our existing Dividend Reinvestment and Stock Purchase Plan, you are automatically enrolled in the amended Plan.

The steps you must take to join the Plan vary depending upon whether you are already a registered holder of shares of our common stock:

•

If you already own our common stock and the shares are registered in your name, you must complete and submit an Account Authorization Form online at the Plan Administrator’s website, shareowneronline.com, or complete an Account Authorization Form and mail it to the Plan Administrator. The Account Authorization Form is available on the Plan Administrator’s website, shareowneronline.com, or may be obtained at any time by contacting the Plan Administrator at 1-877-778-6786 (or 1-651-450-4064 if calling from outside of the United States). The Account Authorization Form allows you to indicate how you wish to participate in the Plan.

•

If you do not currently own any of our common stock, you may join the Plan if you make an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) consecutive automatic investments of at least $25. You must complete and submit an Account

Authorization Form in the manner described in the previous paragraph, and make your required initial investment by one of the methods described below under the caption “Optional Investments.” The maximum initial investment is $25,000.

•

If you currently own our common stock but the shares are held in a brokerage or other custodial institution account, you can participate directly in the Plan by coordinating your participation in the Plan through the broker or other intermediary in whose name your shares are held (if your broker or other intermediary has procedures that permit such participation), by directing your broker or other intermediary to register some or all of your shares directly in your name with our transfer agent and then enrolling in the Plan as described in the first bullet point, or by enrolling in the Plan as a new investor as described in the second bullet point.

Dividend Reinvestment

Reinvestment Options. When you enroll in the Plan, you must indicate on the Account Authorization Form which of the following three options regarding cash dividends on our common and preferred stock you choose:

•

Full Dividend Reinvestment: All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (‘‘DRS’’), will be used to purchase additional shares. The participant will not receive cash dividends from the Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

•

Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX-N)

•

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

•

No Dividend Reinvestment: All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RP0)

If you do not specify a dividend reinvestment option when you enroll, your Plan account will be automatically set up for the full dividend reinvestment option.

Dividend Reinvestment Dates. Dividends will be reinvested in additional shares of our common stock on the regular dividend payment dates (each of which is an “investment date” for reinvested dividends), or as soon as administratively possible after the payment date. Our normal dividend payment dates are January 20, April 20, July 20 and October 20.

Initial Dividend Option Selection. If an Account Authorization Form specifying “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” is properly completed and received by the Plan Administrator in sufficient time to process prior to the dividend record date of a particular dividend, then reinvestment of the designated dividends will commence with that dividend payment. Otherwise, reinvestment of dividends will begin with the following dividend payment.

Change in Dividend Option Selection. You may change your dividend reinvestment option at any time online at shareowneronline.com, by telephone, or by notifying the Plan Administrator in writing. The Plan Administrator must receive notice of your change in dividend reinvestment option in sufficient time to process prior to the dividend record date of a particular dividend for the change to be effective in connection with that dividend.

Payment of Cash Dividends. For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form.

Optional Investments

Maximum and Minimum Investment Amounts. If you are a participant in the Plan, you may purchase additional shares of our common stock at any time by using the Plan’s optional cash investment feature, regardless of whether you have chosen to reinvest dividends. Optional cash investments may not be less than $25 and not more than $25,000 per month. Dividend amounts reinvested in additional shares and share certificates deposited in the Plan for safekeeping do not count toward the $25,000 per month limit.

If you are not already a Plan participant at the time you wish to make an optional cash investment, you must enroll in the Plan in connection with that investment. Your initial cash investment must be at least $250, which you may satisfy by authorizing a minimum of ten (10) consecutive automatic investments of at least $25, and may not exceed $25,000.

We reserve the right to waive the $25,000 limit on initial and monthly optional cash investments upon request by an investor, but it shall be entirely within our discretion as to whether and under what circumstances any request for such a waiver will be approved. If you wish to request such a waiver, or have questions about the waiver process, you should contact the Company by calling 612-337-2310.

Investment Dates. Optional cash investments received by the Plan Administrator are invested in shares of our common stock weekly on Friday or, if that day is not a business day, on the next business day (each of which is an “investment date” for optional cash investments) or as soon as administratively possible thereafter. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. Shares purchased will be credited to your Plan account on each investment date or as soon as administratively possible thereafter. Optional cash investments received on or before 5:00 pm Central Time the business day preceding a given investment date will be invested on that investment date. Optional cash payments received on or after that time will be held by the Plan Administrator until the next investment date. We recommend that optional cash payments be sent so as to be received shortly before an investment date since no interest will be paid on cash held pending an investment date.

Under the Plan, you may elect to have optional cash investments automatically deducted by automatic withdrawal from your checking or savings account at any qualified U.S. or Canadian financial institution that participates in the automated clearing house. These automatic deductions are made on the 9th and/or 25th of each month, or if such date is not a business day, the deduction will be made on the preceding business day. Funds so deducted will be invested as provided in the previous paragraph.

Participants should be aware that the share price may fluctuate between the time your purchase request is received by the Plan Administrator and the time the investment is made. The Plan Administrator may, at its own discretion, accept written requests to revoke purchase instructions if requests are received at least two business days prior to the investment date.

Payment Options. You have the following three payment options when making optional cash investments. In each case, necessary funds must be drawn in U.S. Dollars from an account with a U.S. or Canadian financial institution.

•	By Check: You may send the Plan Administrator a check made payable to “EQ Shareowner Services.” To make an initial investment by check at the time you join the Plan, you should enclose your check with your Account Authorization Form and mail it to the Plan Administrator at the address indicated above under the caption “Administration.” To make a payment by check when you are already a Plan participant, you should mail the Transaction Request Form attached to your Plan account statement along with your check to the Plan Administrator. Cash, third party checks, money orders, traveler’s checks and checks not drawn on a U.S. or Canadian financial institution or not in U.S. Dollars will not be accepted and will be returned to the sender.

•

By Online Investment: You may make optional cash investments online through the Plan Administrator’s website at shareowneronline.com. To purchase shares of our common stock online, you must authorize the withdrawal of funds from your bank checking or savings account by automatic withdrawal. You can authorize an automatic withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator an Account Authorization Form or by providing the authorization online at shareowneronline.com. You may make an initial investment online at the time you join the Plan in connection with an online enrollment.

•

By Automatic Withdrawal from Your Bank Account: If you wish to make a one-time, semi-monthly, or monthly automatic investment without writing checks, including in connection with your enrollment in the Plan, you can authorize an automatic withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator an Account Authorization Form or by providing the authorization online at shareowneronline.com. Funds will be deducted from your account on the 9th and/or 25th day of each month (or, if that day is not a business day, on the preceding business day). You should allow three to four weeks for your first automatic withdrawal to be initiated. You may change or terminate your automatic withdrawal authorization online or by written notice to the Plan Administrator at least 15 business days before the next scheduled cash withdrawal. Changes or a discontinuation of automatic withdrawals can be made online, by telephone, or by using the Transaction Request Form attached to the participant’s statement.

Insufficient Funds. A fee in the amount shown in the fee table under “- Investment Summary and Participation and Transaction Fees” will be assessed if any check is returned unpaid, or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will immediately remove any shares already credited to your Plan account in anticipation of receiving those funds. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance plus the return fee.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Purchase of Shares

Source of Shares. We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized and unissued shares of our common stock or shares purchased on the open market by the Plan Administrator. We will not change our determination as to the source of the shares more than once in any three-month period.

Pricing of Shares Purchased from Us. The price at which authorized and unissued shares of our common stock will be purchased from us will be the average of the high and low price per share paid on the last day on which our common stock was traded preceding the investment date as reported by the Nasdaq Stock Market LLC.

Pricing of Shares Purchased in the Market. The price at which shares of our common stock purchased by the Plan Administrator on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants for the relevant investment date. The Plan Administrator may purchase shares in the open market or in negotiated transactions as soon as administratively possible (but in no event more than 35 trading days) after the applicable investment date, subject to any waiting periods under applicable securities laws or stock exchange regulations. Such purchases may be made on any securities exchange where our common stock is traded.

The Plan Administrator may commingle any Plan participant’s funds (dividends and optional cash payments) with those of others participating in the Plan and may offset purchase and sale orders for the same investment date. The Plan Administrator will have no responsibility as to the market value of shares acquired for Plan participants’ accounts.

Full and Fractional Shares

Your Plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount you invest (less applicable fees) divided by the applicable purchase price per share.

Reports to Plan Participants

If you participate in the Plan, you will receive a transaction statement following each optional cash investment or sale or transfer of shares, and will receive a quarterly statement for any quarter in which your Plan account had activity showing all transactions during the quarter (shares purchased or sold, amounts invested, amount of dividends, purchase prices) and the total number of shares in the account. In the future, we may send annual statements rather than quarterly statements. If we decide to change the frequency of the account statement, we will notify you. These statements are your continuing record of the tax cost of your purchases of our common stock under the Plan, and should be retained for income tax purposes until such time as you have disposed of all such shares. You will also receive copies of our annual reports to shareholders and proxy statements.

Investment Summary and Participation and Transaction Fees

	Before January 1, 2020	On and After January 1, 2020
Investment Summary
Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00	$250.00
* Or 10 minimum recurring automatic investments	$25.00	$25.00
Minimum one-time optional cash purchase	$25.00	$25.00
Minimum recurring automatic investments	$25.00	$25.00
Maximum cash investments
Maximum monthly investment	$25,000.00	$25,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None	Full, Partial, None
Participation and Transaction Fees
Investment fees
First time purchase (new investors only)	$15.00	$15.00
Reinvestment of dividends (50 or fewer shares)	Company paid	Company paid
Reinvestment of dividends (More than 50 shares)	Company paid	2.0% of dividends (max $2.50 per quarter)
One-time automatic investment	$2.50 per transaction	$2.50 per transaction
Optional investment by automatic withdrawal	$1.50 per transaction	$1.50 per transaction
Optional investment by check	$2.50 per transaction	$2.50 per transaction
Dividend reinvestment and optional cash purchase trading commissions (open market only)	$0.06 per share	$0.06 per share
Sales fees
(please see pg. 10 for information regarding new sale options)
Batch Order	$15.00 per transaction	$15.00 per transaction
Market Order	$25.00 per transaction	$25.00 per transaction
Limit Order per transaction (Day/GTD/GTC)	$30.00 per transaction	$30.00 per transaction
Stop Order	$30.00 per transaction	$30.00 per transaction
Sale trading commission	$0.12 per share	$0.12 per share
Direct deposit of sale proceeds	$5.00 per transaction	$5.00 per transaction
Other fees
Certificate deposit	Company Paid	Company Paid
Gift or other transfer of shares	Company Paid	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item	$35.00 per item
Duplicate statement of account	$15.00 per year	$15.00 per year

From time to time, we may change the amount of fees charged to Plan participants.

Depositing Shares into the Plan

You may deposit any of our common stock certificates in your possession and registered in your name with the Plan Administrator. Certificates for common shares so deposited in the Plan will be transferred into the name of the Plan Administrator, as custodian of your shares under the Plan, and credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan and dividends on all such deposited shares will be reinvested to the extent you elected the dividend reinvestment option.

Depositing your stock certificates in the Plan offers two significant advantages. First, the risk to you associated with loss, theft or destruction of stock certificates is eliminated. If a stock certificate is lost, stolen or destroyed, no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork to you, to us and to our transfer agent. Second, the deposited shares may be sold through the Plan in a convenient and efficient manner.

You may elect to deposit physical Xcel Energy Inc. common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until you sell, withdraw or terminate participation in the Plan. Because you bear the risk of loss in sending stock certificate(s), it is recommended that you send them registered, insured for at least 4% of the current market value and request a return receipt.

Optional Mail Loss Insurance. The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘EQ Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

Withdrawing Shares from Your Plan Account

You may withdraw any number of whole shares from your Plan account at any time by notifying the Plan Administrator to that effect online at shareowneronline.com, by telephone, or in writing. You may obtain the shares to be withdrawn in book-entry form through the direct registration system maintained by our transfer agent. Any shares remaining in your Plan account will continue to be credited to that account, and dividends paid with respect to such remaining shares will be reinvested in additional shares in accordance with your dividend reinvestment election until your participation in the Plan is terminated.

Pledging Your Plan Account Shares

You may not pledge any shares of our common stock held in your Plan account as collateral for a loan or other obligation. If you wish to pledge common shares held in your Plan account, you must first withdraw from your Plan account the number of shares you wish to pledge.

Selling Your Shares

You can sell your Plan shares at any time by submitting a request to sell online, by telephone or through the mail (see “—Administration—Contacting the Plan Administrator”). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which our common shares are traded. Depending on the number of our shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the Plan on the trade date. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone)—The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Requests received by mail will be processed as a Batch Order.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account.

Sales proceeds will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid IRS Form W-9 for participants that are “United States persons” (within the meaning of the Internal Revenue Code), or IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable IRS Form W-8 for participants that are not “United States persons” (within the meaning of the Internal Revenue Code), will be subject to federal backup withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. Dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

You should be aware that the share price of our common stock may fluctuate between the time your sale request is received by the Plan Administrator and the time the sale is completed on the open market. You should evaluate this possibility while deciding whether and when to sell any shares through the Plan because the price risk will be borne solely by you.

Gifts and Other Transfers of Shares

If you wish to transfer ownership of all or part of the shares of our common stock in your Plan account through gift, private sale or otherwise, you may effect a transfer by mailing to the Plan Administrator at the address listed above under the caption “Administration” a Stock Power Form properly executed by you (and any other persons for whom the Plan account is carried) and an IRS Form W-9 or applicable IRS Form W-8 completed by the transferee. Requests for transfer of such shares are subject to the same requirements as the transfer of common stock certificates, including the requirement of a Medallion signature guarantee on the Stock Power Form. Brokerage firms and banks generally can provide the Medallion signature guarantee. The Plan Administrator will provide the appropriate forms upon request by calling 1-877-778-6786 (1-651-450-4064 outside of the United States) or the forms may be downloaded at shareowneronline.com. Any shares so transferred will be withdrawn from your account, and your next account statement will reflect the number of shares withdrawn.

If you wish to transfer shares from your Plan account to the account of an existing Plan participant or to a new Plan account, you should call the Plan Administrator’s toll-free telephone number 1-877-778-6786 (1-651-450-4064 outside of the United States) to request a Stock Power Form and, for each new account, a Plan prospectus and Account Authorization Form. The Account Authorization Form for any new Plan account should be completed by providing the full registration name, address and social security number of each new Plan participant. Each new Plan participant must sign the Account Authorization Form.

The completed Stock Power Form indicating the number of shares (full and fractional) which should be transferred to the existing or new Plan participant’s account should be sent to the Plan Administrator, accompanied by a properly completed Account Authorization Form for any transfer to a new Plan participant’s account. You (and any other persons for whom the Plan account is carried) must sign the Stock Power Form and your signature(s) must be Medallion Guaranteed as discussed above. If your transfer is being made to an existing Plan account, dividends on the shares transferred will be reinvested in accordance with the dividend reinvestment election applicable to the existing account. Dividend reinvestment on shares transferred to a new Plan account will occur in accordance with the election made on the Account Authorization Form.

Termination of Participation

You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail (see “—Administration—Contacting the Plan Administrator”). For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash unless you rejoin the Plan.

Retain shares—If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book- entry Direct Registration Shares (“DRS”). Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares—If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

Other Information

Stock Dividends, Stock Splits and Other Corporate Actions. Any stock dividend or shares resulting from stock splits with respect to shares, both full and fractional, credited to your Plan account will be added to your account. If there occurs any other transaction that results in the number of outstanding shares of our common stock being increased or decreased without the receipt of consideration by us, such as a recapitalization, reclassification, reverse stock split or other combination of shares, your Plan account balance will be adjusted to reflect the results of such a transaction.

Voting of Shares. Participants in the Plan will receive voting materials and have the sole right to vote the common stock of the Company represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted. The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

Shareholder Communications. If you participate in the Plan, you will receive all communications sent to all holders of our common stock. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Multiple Accounts. We reserve the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. We also may aggregate Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. If we exercise our right to aggregate investments and the resulting investment in the Plan would exceed $25,000 per month, the amount in excess of $25,000 will be returned without interest as soon as administratively possible.

Interpretation of the Plan. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations. Any such determination by us will be conclusive and binding on Plan participants.

Change of Plan Administrator. We reserve the right to appoint another institution to serve as Plan Administrator in place of the current Plan Administrator. All Plan participants will receive notice of any such change.

Plan Change or Termination. At our direction, the Plan Administrator may terminate your participation in the Plan if you do not own at least one full share in your name or held through the Plan. We also reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. If your participation in the Plan is terminated, you will receive a direct registration statement for all full Plan shares and a check in the amount of the market value of any fractional Plan share. We also reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination of the Plan. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Limitation of Liability and Responsibilities of the Plan Administrator and the Company. Neither the Company nor the Plan Administrator or its independent agent will be liable for any act done in good faith or required by applicable law or for any good faith omission to act. This includes any claim of liability (i) arising out of the failure to terminate your account upon your death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold under the Plan, (iii) relating to any fluctuation in the value of the shares acquired for Plan participants, or (iv) your failure to receive communications regarding the Plan if you have failed to update your address or email address on file with the Plan Administrator.

Individuals are encouraged to read and understand the provisions of the Plan. Neither the Company nor the Plan Administrator provides any investment advice or recommendations regarding the common stock or participation in the Plan.

Neither the Company nor the Plan Administrator, which is acting solely as our agent in connection with the Plan, will have any duties or responsibilities in connection with the Plan other than those expressly set forth in the Plan or as imposed by applicable laws, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

Shares of our common stock acquired under the Plan are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Equiniti Trust Company, and are subject to investment risks, including possible loss of principal amount invested. Equiniti Trust Company and the Company provide no advice and make no recommendations with respect to purchasing or selling Company securities. Common stock held in the Plan are not subject to protection under the Securities Investor Protection

Act of 1970. Any decision to purchase or sell must be made by each individual Plan Participant based on his or her own research and judgment.

The Plan and its operation are governed by and shall be construed in accordance with the laws of the state of Minnesota.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

You should recognize that neither we nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain material U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below), and, to the extent specifically discussed below under “—Withholding and Information Reporting for Non-U.S. Holders” to Non-U.S. Holders (as defined below). It is based on the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary assumes you held stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment) and it does not purport to address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Plan participants that are subject to special rules. For example, this summary does not address:

•

tax consequences to U.S. Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, banks or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or entities or arrangements treated as partnerships and other pass-through entities for U.S. federal income tax purposes;

•	tax consequences to persons who are investors in a pass-through entity, such as a partnership, that holds shares of our stock;

•	tax consequences to persons holding our stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders of our stock whose “functional currency” is not the U.S. Dollar;

•	tax consequences to U.S. Holders who hold our stock as part of a retirement plan which is generally subject to special income tax deferral or exemption rules;

•	tax consequences to Non-U.S. Holders, except to the extent specifically discussed below under “—Withholding and Information Reporting for Non-U.S. Holders”;

•	alternative minimum tax consequences, if any;

•	any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences); or

•	any state, local or foreign tax consequences.

If a partnership holds our stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding stock, you should consult your own tax advisors.

You are urged to consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Reinvested Dividends

In general, even though you do not actually receive dividends that are reinvested under the Plan, you will be treated for U.S. federal income tax purposes as having received a cash distribution. The amount of such distribution, in the case of reinvested dividends used to purchase shares of common stock (including fractional shares) on the open market, generally will be equal to the cash dividend used to purchase those shares, plus the amount of your allocable portion of any brokerage fees paid by us in connection with those open-market purchases. The amount of such distribution, in the case of reinvested dividends used to purchase shares directly from us, will be equal to the fair market value of the purchased shares (including fractional shares) on the dividend payment date. These distributions will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our stock, but not below zero, and then will be treated as gain from the sale of such stock. Certain individuals and other non-corporate Plan participants may be eligible to be taxed at reduced rates of tax with respect to distributions treated as qualified dividend income if certain holding period and other requirements are satisfied. You are urged to consult your own tax advisors regarding the treatment of distributions as qualified dividend income in light of your particular circumstances.

Optional Cash Investments

In general, you will not realize income, gain or loss for U.S. federal income tax purposes as a result of the purchase of shares of common stock pursuant to the Plan’s optional cash investment feature. However, if you participate in the Plan’s automatic dividend reinvestment feature and you make optional cash investments in our common stock under the Plan, you may be treated for U.S. federal income tax purposes as having received a taxable distribution in an amount equal to, in the case of shares of common stock purchased on the open market, the amount of your allocable portion of any brokerage fees paid by us in connection with those open-market purchases, and in the case of shares of common stock purchased directly from us, the excess, if any, of the fair market value of the common stock purchased over the amount of your optional cash investment.

Tax Basis of Shares

For U.S. federal income tax purposes, the tax basis of shares of our common stock purchased is generally the purchase price of the shares plus any brokerage commissions and fees paid in connection with the purchase. The tax basis of shares of our common stock purchased with reinvested dividends generally will equal the total amount of distributions you are treated as having received, as described above (which will include your allocable portion of any brokerage fees paid by us in connection with open-market purchases). The tax basis of shares of our common stock acquired with optional cash investments generally will equal the amount of the voluntary cash payment. The tax basis of shares of our common stock acquired will be reported in accordance with applicable Treasury regulations.

The Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

Deposit, Withdrawal or Sale of Shares

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when you deposit shares into your Plan account or when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us. You will, however, generally recognize capital gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan, upon termination of your participation in the Plan or upon the Plan’s termination. You will also generally recognize capital gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference (if any) between the amount you realize for your shares (or fractional shares) and your adjusted tax basis in the shares. Whether the capital gain is long-term or short-term will depend on your holding period of the shares (or fractional shares). In general, any capital gain or loss will be long-term if your holding period for the shares (or fractional shares) is more than one year and will be short-term if your holding period is one year or less. Your holding period for shares of common stock acquired pursuant to the Plan generally begins on the day following the date the shares are credited to your account. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of our shares in view of your particular circumstances.

Medicare Tax

Certain participants that are individuals, estates or trusts will be subject to an additional 3.8% Medicare tax on the lesser of (i) the participant’s “net investment income” for the relevant taxable year (“undistributed net investment income” in the case of an estate or trust) and (ii) the excess of the participant’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the relevant taxable year over a certain threshold. A participant’s net investment income generally will include, among other things, certain dividends on, and capital gains from the sale or other disposition of, stock, subject to certain exceptions. If you are a participant that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares acquired under the Plan.

IRS Reports

The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.

U.S. Information Reporting and Backup Withholding

Under some circumstances, U.S. Holders may be subject to information reporting and backup withholding (currently at a rate of 24%) on dividend payments made with respect to, or cash proceeds of a sale or exchange of, shares Information reporting and backup withholding will generally apply only if you fail to provide a correct taxpayer identification number (which, for an individual, would be his or her social security number) on a properly completed IRS Form W-9 to the Plan Administrator. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund or credit, provided that the required information is furnished to the IRS. In any case in which backup withholding applies to dividends that are reinvested under the Plan, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Statements

Each statement of account will show the amount of dividends paid and reinvested, shares purchased, as well as the price per share to be used in determining the cost basis of the common stock purchased with reinvested dividends and/or cash payments pursuant to the stock purchase provision of the Plan.

Withholding and Information Reporting for Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership. If a Non-U.S. Holder fails to provide certain U.S. federal income tax certifications establishing an exemption from U.S. federal income tax withholding in the manner required by law, the amount of tax required to be withheld will be deducted from the amount of such Non-U.S. Holder’s reinvested dividends and only the remaining amount will be invested in Plan shares. Non-U.S. Holders should consult their own tax advisors regarding the applicability of U.S. federal income tax withholding to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

Additionally, pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any stock of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax applicable to the gross proceeds of a sale or disposition of equity. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under FATCA, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Under certain circumstances, you might be eligible for refunds or credits of such taxes. Prospective participants should consult their tax advisors regarding the implications of FATCA on participation in the Plan.

In the case of any withholding described above, the amount of the tax withheld will be included in the participant’s distribution income for U.S. federal income tax purposes.

USE OF PROCEEDS

We have no basis for estimating the number of shares of our common stock that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any shares of authorized and unissued stock sold pursuant to the Plan will be added to our general funds and used for general corporate purposes. We will receive no proceeds from shares purchased on the open market pursuant to the Plan.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of common stock acquired under the Plan. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three-month period.

Shares of common stock acquired under the Plan may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is listed on the Nasdaq Stock Market LLC under the trading symbol “XEL.”

In connection with any optional cash investment, you will pay a transaction fee (which is somewhat lower for automatic investments) regardless of whether the shares are acquired in the open market or directly from us. In connection with an optional cash investment in which the Plan Administrator purchases shares of common stock in the open market, you will also pay a per share trading fee (which includes applicable brokerage fees and commissions). You also will have to pay a transaction fee and a per share trading fee (which includes applicable brokerage fees and commissions) in connection with any voluntary sale of shares from your Plan account. For additional information, see “Description of the Plan-Participation and Transaction Fees.”

We reserve the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Our common stock may not be available under the Plan in all states or other jurisdictions. We are not making an offer to sell our common stock in any state or other jurisdiction where the offer or sale is not permitted.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws, as amended (the “Bylaws”). The Articles and the Bylaws have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you.

General

Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 524,385,754 shares were outstanding as of October 3, 2019); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which no shares were outstanding as of October 3, 2019).

Our common stock is listed on the Nasdaq Stock Exchange LLC. Equiniti Trust Company d/b/a EQ Shareowner Services is the Transfer Agent and Registrar for the common stock.

Dividend Rights

Before we can pay any dividends on our common stock, the holders of our preferred stock, if any, are entitled to receive dividends at the respective rates provided for in the terms of the shares of any outstanding series.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends is dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators and by statute. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Common Stock Dividends” in our most recent Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends including limitations imposed by statute.

Voting Rights

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Participants in the Plan will receive voting materials and have the sole right to vote the common stock represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

Preferred Stock

Our board of directors is authorized, to the fullest extent permitted by law, to establish out of our authorized capital stock up to 7,000,000 shares of preferred stock, which may be issued in one or more classes or series, having such dividend rights and times of payment, redemption prices, liquidation prices or preferences as to assets in voluntary liquidation, and other relative rights and preferences as our board of directors shall determine.

As of October 3, 2019, no shares of preferred stock were outstanding. The terms of any preferred stock issued by the Company could have the effect of delaying or preventing a change in control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Change of Control

Our Bylaws and the Minnesota Business Corporation Act, as amended (the “MBCA”), contain provisions that could discourage, delay, prevent or make more difficult a change of control of our Company, including, but not limited to, those summarized below.

Bylaw Provisions. Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must comply with the shareholder proposal requirements under the federal proxy rules and deliver a written notice to our Corporate Secretary, or mail and be received at our principal executive office, not less than ninety days before the first anniversary date of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. The required notice from a shareholder must contain a description of the business being introduced, the reasons for introducing such business, the name and address of each shareholder supporting the introduction and such other information as required under our Bylaws and federal proxy rules.

A shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years can nominate and include in the Company’s proxy materials director-nominees constituting up to 2 individuals or 20% of the board (whichever is greater), provided that the shareholder(s) and the director-nominee(s) satisfy the requirements specified in the Bylaws. To be timely, the proposal must be delivered to the Secretary, or mailed and received at our principal executive office, not less than 120 days and not more than 150 days prior to the first anniversary of the date that the Company distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or after such anniversary date, the Notice of Proxy Access Nomination shall be timely if so delivered or so mailed and received not less than ninety (90) days before the annual meeting or, if later, within ten (10) days after the first public announcement of the date of the annual meeting. The required notice from such a shareholder must contain such information as required under our Bylaws and federal proxy rules.

Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as required above.

Minnesota Business Corporation Act.

Control Share Acquisitions. Section 671 of the MBCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

•

approved by (i) a majority of the voting power of all of our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power of all of our shares entitled to vote excluding all interested shares; or

•

acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

Business Combinations. Section 673 of the MBCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

Takeover Offers. Section 675 of the MBCA provides in substance that a person or entity making a takeover offer (an “offeror”) for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro-rata our assets legally available for distribution to shareholders.

Preemptive and Subscription Rights

No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) from the date of this prospectus until the we sell all of the securities.

•	Our annual report on Form 10-K for the year ended December 31, 2018;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and

•

Our current reports on Form 8-K filed with the SEC on January 31, 2019, February  15, 2019, May  20, 2019, May 21, 2019, May  23, 2019, May 28, 2019, June  10, 2019, July  1, 2019, August 8, 2019, August  30, 2019, August  30, 2019 (second report on same date); September  25, 2019, and September 30, 2019.

Our common stock is described in this prospectus under the heading “Description of Common Stock” above.

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn: Corporate Secretary Xcel Energy Inc. 414 Nicollet Mall Minneapolis, MN 55401 (612) 330-5500

LEGAL MATTERS

A legal opinion regarding the validity of the common stock to be issued pursuant to the Plan will be rendered by our counsel, Wendy B. Mahling, Minneapolis, Minnesota. Ms. Mahling is our Managing Attorney and Assistant Corporate Secretary and is the beneficial owner of less than 1% of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

12,514,722 Shares of Common Stock

Prospectus Dated October 4, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth below. All amounts other than the SEC filing fee are estimated:

SEC filing fee for registration statement	$0
Legal fees	20,000
Accounting fees	25,000
Printing and mailing fees (estimated for one year)	100,000
Fees of plan administrator (estimated for one year)	50,000
Miscellaneous	10,000

Total	$205,000

Item 15.	Indemnification of Officers and Directors.

Section 302A.521 of the Minnesota Business Corporation Act permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in our Restated Articles of Incorporation, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Business Corporation Act. We have entered into indemnity agreements with our directors.

We have obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses

Item 16.	Exhibits.

Exhibit Number	Description

4.01	Amended and Restated Articles of Incorporation of Xcel Energy Inc. (incorporated by reference to Exhibit 3.01 to Xcel Energy Inc. Form 8-K dated May 16, 2012)

4.02	Bylaws of Xcel Energy Inc. (incorporated by reference to Exhibit 3.01 to Xcel Energy Inc. Form 8-K dated February 17, 2016)

5.01	Legal Opinion

23.01	Consent of Independent Registered Public Accounting Firm

23.02	Consent of Wendy B. Mahling (included in Exhibit 5.01)

24.01	Powers of Attorney

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3, or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities. The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered and sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 4th day of October, 2019.

XCEL ENERGY INC.

By:	/s/ ROBERT C. FRENZEL
Robert C. Frenzel Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ BEN FOWKE Ben Fowke	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2019

/s/ ROBERT C. FRENZEL Robert C. Frenzel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 4, 2019

/s/ JEFFREY S. SAVAGE Jeffrey S. Savage	Vice President and (Principal Accounting Officer)	October 4, 2019

* Lynn Casey	Director	October 4, 2019

* Richard K. Davis	Director	October 4, 2019

* Richard T. O’Brien	Director	October 4, 2019

* David K. Owens	Director	October 4, 2019

* Christopher J. Policinski	Director	October 4, 2019

* James Prokopanko	Director	October 4, 2019

* A. Patricia Sampson	Director	October 4, 2019

* James J. Sheppard	Director	October 4, 2019

* David A. Westerlund	Director	October 4, 2019

* Kim Williams	Director	October 4, 2019

* Timothy V. Wolf	Director	October 4, 2019

* Daniel Yohannes	Director	October 4, 2019

*By:	/s/ ROBERT C. FRENZEL	Attorney-in-Fact
Robert C. Frenzel